Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of 24/7 Real Media, Inc. for the registration of 7,800,000 shares of its common stock of our report dated February 20, 2004, with respect to the consolidated financial statements of 24/7 Real Media, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Goldstein Golub Kessler LLP

New York, New York
January 13, 2005